October 12, 2008

Dear Stockholder:

In our chairman’s recent letter to you, he spoke of our being in the midst of challenging times.  However, we believe that our sponsor, Inland Real Estate Investment Corporation’s unwavering approach to business, with a commitment to delivering stockholder value over time, puts us on solid ground and ahead of many of our competitors.  We believe that diversification mitigates risk and we believe Inland American’s investment strategy and portfolio are truly diversified.

We are pleased to provide you with your portion of our September cash distribution, which we paid using cash generated by our operating and investing activities.  Inland American Real Estate Trust, Inc. (“Inland American”) currently pays annualized cash distributions of $0.62 per share.  This equates to a 6.2% annualized return on a $10.00 share price.  If you became a new stockholder during the month of September, the amount of your cash distribution has been prorated from the day your investment was accepted by Inland American.  We calculate the prorated amount assuming a 360-day year comprised of twelve 30-day months.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan (“DRP”), a distribution statement is enclosed in lieu of a check.

Also, we would like to remind you that if you would like to sign up for electronic delivery, please go to the Registrar and Transfer Company (“R&T”) website at www.rtco.com/inlandedelivery to enroll.  You will need your Inland American R&T account number, which is located in the upper right-hand corner of your account statement.

If you have any questions, please contact your Registered Representative or Inland Customer Relations at 800.826.8228.

                                                                               Sincerely,

               INLAND AMERICAN REAL ESTATE TRUST, INC.

                                                                               Brenda Gail Gujral

                                                                          President

Enclosure

cc:  Trustee

       Broker/Dealer

       Registered Representative